Exhibit 10.1

November 6, 2023

KULR Technology Group, Inc.

4863 Shawline Street

San Diego, CA 92111

Email: Michael.Mo@kulrtechnology.com

Dear Sirs:

I am writing on behalf of YA II PN, Ltd (the “Investor”), which is managed by Yorkville Advisors Global, L.P. Reference is made to the August 30, 2023 Letter Agreement (the “August Letter Agreement”), entered into between KULR Technology Group, Inc, a Delaware corporation (the “Company”) and the Investor, which Letter Agreement amended and supplemented that certain Supplemental Agreement dated September 23, 2022 (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Agreement and the August Letter Agreement, as applicable.

This letter agreement being entered into by the parties hereto on the date set forth above (the “Agreement”) is intended to amend and replace Section 2(c), Section 2(d), Section 2(e) and Section 3 of the August Letter Agreement. Other than as set forth below (and except that it is acknowledged that the September Payment was already received by the Investor), the parties hereto agree that the August Letter Agreement, and the Agreement, as amended and supplemented by the August Letter Agreement, shall remain in full force and effect and no other provisions of the Agreement or the August Letter Agreement is amended or changed by this Agreement.

Section 2(c) of the August Letter Agreement shall be amended and replaced by the following Section 2(c):

(c) on or before December 31, 2023, the Company shall pay an amount equal to the sum of (i) $1,500,000 in principal amount, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “December Payment”);

Section 2(d) of the August Letter Agreement shall be amended and replaced by the following Section 2(d):

(d) on or before January 31, 2023, the Company shall pay an amount equal to the sum of (i) $2,000,000 in principal amount, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “January Payment”);

Section 2(e) of the August Letter Agreement shall be amended and replaced by the following Section 2(e):

(e) on or before March 1, 2024, the Company shall pay an amount equal to the sum of (i) the remaining principal amount on the Advances, (ii) the Payment Premium (i.e. 5%) in respect of such principal amount, and (iii) all outstanding accrued and unpaid interest in respect of such payment date (collectively, the “March Payment”);

Section 3 of the August Letter Agreement shall be amended and replaced by the following Section 3:

3.       Except as set forth below the Investor shall not submit Investor Notices prior to January 1, 2024. Thereafter, during the calendar month of January, 2024, the Investor shall have the option to request Advances of no more than $1,383,333 in principal amount of Advances, which amount shall be decreased by any amount of the December Payment actually paid. Thereafter, during the calendar month of February, 2024, the Investor shall have the option to request Advances of no more than $1,383,333 in principal amount of Advances, which amount shall be decreased by any amount of the January Payment actually paid. Thereafter, during the calendar month of March, 2024, the Investor shall have the option to request Advances of no more than $1,383,333 in principal amount of Advances, which amount shall be decreased by any amount of the March Payment actually paid. The limitations agreed by the Investor in this section shall not apply (i) at any time upon the occurrence and during the continuance of an Event of Default, including failure to make any Repayment as set forth above, and (ii) with respect to any Investor Notice requesting an Advance utilizing a price per share equal to the Fixed Price (which, for the avoidance of doubt, is $1.7677). The foregoing limitations in this subsection may be waived with the prior written consent of the Company.

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YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ Matthew Beckman
	Name:	Matthew Beckman
	Title:	Managing Member

Agreed and accepted by:

KULR Technology Group, Inc.

By:	/s/ Michael Mo

Name: Michael Mo

Title: Chief Executive Officer

cc: Sichenzia Ross Ference Carmel LLP

via Email: jyamamoto@srfc.law